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FOR IMMEDIATE RELEASE
June 24, 1999


                 ADAPTIVE BROADBAND CORPORATION ADOPTS NEW THREE-YEAR
                               STOCKHOLDER RIGHTS PLAN;
              WILL PROPOSE STOCKHOLDER-FRIENDLY, CHEWABLE PROVISION FOR
                  PLAN AT REGULARLY SCHEDULED STOCKHOLDER MEETING IN
                                       OCTOBER

SUNNYVALE, CALIFORNIA-ADAPTIVE BROADBAND CORPORATION (NASDAQ NATIONAL MARKET:
ADAP) announced that upon the expiration of its current stockholder rights plan July 26, 1999, its Board of Directors approved the adoption of a new three-year Stockholder Rights Plan under which all stockholders of record as of July 26, 1999, will receive rights to purchase shares of Common Stock. The company intends to propose an amendment to its certificate of incorporation that would add a stockholder-friendly "chewable" feature for the Rights Plan, for approval by a vote of its stockholders at its regularly scheduled stockholder meeting in October 1999. This chewable feature would require the Company to redeem or otherwise make the Rights Plan inapplicable if the company receives certain types of acquisition proposals and the stockholders vote to require it to do so. The company also intends to seek stockholder approval of the use of Preferred Stock in connection with the Rights Plan instead of Common Stock. At that time, the current plan, as modified, will be amended to reflect the chewable feature and the use of Preferred Stock, if approved.

FAIR AND EQUAL TREATMENT FOR ALL STOCKHOLDERS
The Rights Plan is designed to enable all Adaptive Broadband Corporation stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire the company. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

STOCKHOLDER-FRIENDLY, CORPORATE GOVERNANCE GUIDELINES
"We believe Adaptive Broadband's value is lagging significantly behind the realizable potential of our recent expansive introduction of new products, which are targeted at larger markets than our previous core products. Validating orders are beginning to flow and provide an opportunity to dramatically increase our revenue over the next few years. While we believe that rights plans need to be considered carefully, we may be an attractive acquisition target, and feel it is only prudent to continue a rights plan. We also feel it is only fair to tailor a permanent, stockholder-friendly plan," commented Frederick D. Lawrence, Adaptive Broadband's chairman and chief executive officer. In September 1997, the company's board of directors adopted Corporate Governance Guidelines, which

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outline the respective responsibilities of management and the board and provide a process for evaluating the performance of the board, committees of the board and the chief executive officer. Specific covenants of the governance standards prohibit the re-pricing of options, require directors and managers to own substantial quantities of stock, and allow for confidentiality of voting by shareholders. Full details of Adaptive Broadband's corporate governance standards can be found in the company's 1997 and 1998 proxy statements, and on the company's Web site under Investor Relations at http://www.adaptivebroadband.com.

GOVERNANCE COMMITTEE CONDUCTED EXTENSIVE RESEARCH
The governance committee of Adaptive Broadband's board convened several times and, together with legal counsel and investment banking advisors, conducted extensive research on the issue of rights plans. As a result, the board is recommending a Rights Plan which will include the following features: a) a shorter life span at three years, and b) shareholder voice in the prolonged use of the plan in the face of certain types of acquisition proposals. Details of the proposed Rights Plan will be contained in the Company's proxy statement for the 1999 Annual Meeting.

DISCOURAGES ACQUISITION OF 20% OR MORE OF COMMON STOCK WITHOUT BOARD NEGOTIATION The rights will be distributed as a non-taxable dividend and will expire on June 30, 2002. The rights will be exercisable only if a person or group acquires 20 percent or more of the company's Common Stock or announces a tender offer for fifty percent or more of the Common Stock. If a person acquires 20 percent or more of Adaptive Broadband Corporation's Common Stock, all rightsholders, except the buyer, will be entitled to acquire one share of Common Stock at a discount. The effect will be to discourage acquisitions of more than 20 percent of the company's Common Stock without negotiations with the Board, subject to certain exceptions. If a stockholder owns 20 percent or more of the Common Stock as a result of share repurchases by the Company, that stockholder will not trigger the rights unless that stockholder acquires more than 3,000,000 total shares.

The rights will trade with company's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Adaptive Broadband Corporation's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 20 percent of the company's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

Adaptive Broadband (http://www.adaptivebroadband.com) is a leading supplier of terrestrial wireless and satellite-based systems to support ultra-high speed Internet access, broadcast digital TV transport and worldwide Internet

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backbones. The company also provides industry-leading solutions for satellite-based data communications and terrestrial wireless telemetry networks.


FOR FURTHER INFORMATION CONTACT:
Stephanie M. Day                             Investor Information Line:
Vice President-Investor Relations and        (Toll-free) 1-888-225-6789
Corporate Communications
       http://www.adaptivebroadband.com
(408) 743-3429
(408) 743-3482 Fax
sday@adaptivebroadband.com

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